Introduction – Nick

Good morning everyone. I am Nick Lee, Secretary of the Board of Telestone Technologies. Welcome to our first quarter conference call. For your information, an audio playback of this call will be available, and the details for the replay on are the press release which was released earlier.

Before I continue I would like to introduce the members of the senior management team joining me on the call today. They are Mr. Han Daqing, Chief Executive Officer, Mr. Liu Dongping, Chief Financial Officer and Assistant Secretary of the Board Ya.

Before I go into this morning’s agenda, I want to remind everyone of the Company’s Safe Harbor Policy: “Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.”

For today’s agenda, we will be presenting the highlights and results from the first quarter, followed by a Q&A session during which Mr. Han and Mr. Liu will answer any questions that you have. Please note that translation will be required for the Q&A session so please try to keep your questions concise.

I would now like to turn the call over to Mr. Han, the CEO of Telestone for some opening comments. Mr. Han?

Opening Remarks – CEO Han Daqing

Hello and welcome to our earnings conference call. I am glad to announce our first quarter financial results at occasion.

Over all, the first quarter brings a good start for the year 2009. Under the inspiring background, an investment in the construction of the 3G system of approximately $60 billion will be made in 3 years; Taking the advantage of the telecom carriers large-scale 3G construction, by seeking best opportunities, by continuously strengthening our competitive advantage, Telestone’s revenues for this quarter increased 21.68% compared to the same period of 2008. Telestone provides a diverse offering of sophisticate wireless communications coverage solutions to wide set of customers and invests in technologies so as to sustain the long term sustainable development. I feel strongly that Telestone will demonstrate even greater success in 2009 and beyond.

Thank you, and for a more in depth review of our results, I would like to turn the call back to Ya.

Highlights from the Quarter – Ya.

Thank you. I would now like to cover some of the progress Telestone has demonstrated over the first quarter 2009

Our major achievements during the three months ended March 31, 2009 are summarized as follows:

First, we standardized our internal code of standard parts of products and issued our product list for our proprietary WFDSTM products launched in 2008 for customers. In total, 43 products are categorized within three categories, namely: main equipment, extension equipment and remote equipment.

Second, we have entered into a strategic cooperation with Huawei Technologies Corp., a world leading Chinese telecom-equipment company. We believe that this cooperation helps Telestone to further formed a solid foundation for future market expansion.

Third, in February 2009, the Company started to declare our independent innovative products to the Beijing municipal government’s panel of experts in order to win listing on the third edition of the independent innovative products catalog. The catalog is the chosen list for government procurement organized by the municipal government of Beijing, including 107 independent innovative products.  Six of our independent innovative products are currently selected. Selection to the catalog would increase future cooperation with the Chinese government and our market share.

In addition, about $6,592,500 bank credit facility was approved for the Company, which will increase liquidity and facilitate business expansion opportunities.

First quarter 2009 was an exciting quarter for Telestone, as we executed on our key strategies while ensuring our company is prepared for continued growth. We strengthened and monetized key relationships with Chinese customers while generating revenue from overseas, thanks to our diverse and industry-leading communications solutions, and benefit from the ongoing 3G construction in China, our revenues for the three months ended March 31, 2009 was $7,896,000, increasing by $1,407,000, or 21.68%, as compared to the same period of the previous year. More specific, the main reason of revenues increase is the increase in the number of construction projects from our major customers with 3G launching projects in 55 cities in China on May 17, 2009, which was known as “world telecommunication day” in China. Meanwhile, additional efforts were made on marketing to gain market share. Due to the increase of the gross profit, for the first quarter, our net income was $1,147,000, which represented an increase of 37.04% , as compared to the same period of 2008.

Within China, we are continuing to see that adaptation of our solution. China Mobile and China Unicom continue to be two of our principal customers, and together their business comprised 75.48% of our revenues for the first quarter of 2009.

Revenues from China Telecom increased to $1,486,000 for the three months ended March 31, 2009 from $132,000 for the same period of 2008, representing an increase of 1,025.76%. The significant increase was mainly due to the restructuring of Chinese Telecom industry in 2008. China Telecom has taken over the C network previously held by China Unicom and has strengthened the construction of the C network this year, enhancing the C network’s domestic coverage. Thus, the revenues derived from the C network are now attributed to China Telecom rather than China Unicom.

Looking to international marketing, our business has expanded into more than 28 countries throughout the world, for instance, the U.S., Vietnam, Mexico, Brazil, Russia, India, and New Zealand. For the three months ended March 31, 2009, our revenues generated from overseas were $171,000, representing a slight increase of 1.18% compared to the same period of 2008.

To better meet the demand of our increasingly diverse customer base, to strengthen our competitive advantage from the perspective of technology, to achieve sustainable long-term profitability, research and development expenses continuously remains an important part of our business plan. R&D for the three months ended March 31, 2009 were $136,000, increased by 4.62% compared to the same period of 2008.

Financial Summary
I would now like to briefly provide some additional color behind the financial results, unless mentioned otherwise all items will be stated in US dollars. I will be discussing the numbers and primary reasons behind the company’s various sources of revenue and expenses specifically, as well as net income.

Telestone reported quarterly total revenue of US$7.896 million, representing an increase of 21.68% compared to US $6.489 million the same period of 2008. The main reason for the increase in our revenues is the increase in the amount of construction projects from our major customers with 3G launching projects in 55 cities in China. We believe that with the Chinese government’s economic stimulus plan accelerated 3G construction, under the circumstance that the telecom carriers accelerate 3G network construction, there will be more opportunities emerge in the market place.

Our revenues were primarily derived from product sales and service sales. For the three months ended March 31, 2009, revenues generated from product sales were $3,263,000, which represented a decrease of 16.97% as compared to the same period of 2008. The decreased products sales resulted from the reduction of purchasing prices offered by telecommunication carriers. The purchasing prices of main equipment were decreased by our major customers.  For the three months ended March 31, 2009, revenues generated from service sales were $4,633,000, which represented an increase of 81.05% as compared to the same period of 2008.  The significant increase in service sales resulted from two main factors: the increasing quantity of integration services and the significant increase in service prices offered by our major customers according to their new policies on project management.

For the three months ended March 31, 2009, revenues generated from product sales accounted for 41.32% of total revenues, compared to 60.56% of total revenues in the same period of 2008. For the three months ended March 31, 2009, revenue generated from service sales accounted for 58.68% of total revenues, compared to 39.44% of total revenues in the same period of 2008.

During the first quarter, our revenues generated from overseas were $171,000, representing a slight increase of 1.18% compared to the same period of 2008. Despite the decreasing purchasing power in the Commonwealth of Independent States and Southeast Asia due to the influence of the financial crisis, the revenues of the Company generated from overseas has slightly improved as we achieved successful development in South American markets. Revenues from Brazil, Argentina, Mexico, and Colombia have all increased. We plan to continue seeking new overseas markets in 2009.

For the three months ended March 31, 2009, our gross profit was $4,700,000 which represented an increase of 49.02 % as compared to the same period of 2008. Our gross profit margin for the first quarter 2009 was 59.52%, as compared to 48.61% for the same period of 2008.

Turning to expense for the period – our total operation expenses mainly include sales and marketing expenses, general and administrative expenses and research and development expenses, increased to 3.16 million dollars, compared to 2.319 million a year ago, an increase of 36.27%. The total operating expenses can be broken down as follows:

For the three months ended March 31, 2009, sales and marketing expenses were $2.181 million, representing 27.62% of total revenues, as compared to $1,515,000 or 23.35% of total revenues for the same period of 2008.  Sales and marketing expenses for the first quarter 2009 increased by 43.96% as compared to the same period of 2008.  Based on the forecasting of future market growth, we increased sales and marketing expenses through the expansion of our marketing team by recruiting additional experienced sales persons.

For the three months ended March 31, 2009, general and administrative expenses were $843,000 representing 10.68% of total revenues, as compared to $674,000 or 10.39% of total revenues for the same period of 2008.  General and administrative expenses for the three months ended March 31, 2009 increased by 25.07% as compared to the same period of 2008.   In order to match long term and sustainable development, we increased the number of experienced management personnel.

For the three months ended March 31, 2009, research and development expenses were $136,000, representing 1.72% of total revenues, as compared to $130,000 or 2.00% of total revenues, for the same period of 2008. Research and development expenses for the first quarter 2009 increased by 4.62% compared to the same period of 2008.

Due to the increase of the gross profit, for the first quarter, 2009, our net income was $1,147,000, which represented an increase of 37.04% , as compared to the same period of 2008.

Future Results

In terms of our outlook for the future, the 3G network construction is accelerated, and it will likely be accompanied by an overall increase in capital investment, from which we are in a strong position to benefit. Based on the situation in the market place, Telestone’s competitive advantage and our continuous efforts in improving our performance, the company believes 2009 revenue will increase around 100% from that of 2008.

In summary, this past quarter bring a good start for year 2009 more important, it built up solid foundation both financially and operationally progress for the coming quarters, as we strengthening key relationships with our Chinese customers, enhanced our products and solution offerings while seeing progress in relationships both domestically and internationally. We believe we have an effective strategy in place to enhance our business prospects and drive our Company’s growth.

I would now like to open up the call for Q&A.  As translation will be necessary, please ask only one question at a time to avoid confusion. Operator?